EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Tuesday, April 26, 2016



CHICAGO, ILLINOIS - April 26, 2016 - Ellen R. Gordon, Chairman,
Tootsie Roll Industries, Inc., reported first quarter 2016 net sales and net earnings.

First quarter 2016 net sales were $103,362,000 compared to $105,477,000 in first quarter 2015, a decrease of $2,115,000 or 2%. First quarter 2016 net earnings were $9,896,000 compared to $9,154,000 in first quarter 2015, and net earnings per share were $.16 and $.14 in first quarter 2016 and 2015, respectively, an increase of $.02 per share or 14%.


Mrs. Gordon said, "First quarter 2016 sales were adversely affected by lower export sales from the U.S. to foreign markets and a decrease in sales of foreign subsidiaries,including the effects of a stronger U.S. dollar and currency translation. Net earnings in first quarter 2016 benefited from higher price realization on sales, but were adversely impacted by lower export sales and results of foreign subsidiaries, as well as increased manufacturing costs. These higher manufacturing costs reflect the effects of lower production volumes in first quarter 2016 in order to reduce finished goods inventory levels. This inventory reduction was in response to uncertainties surrounding changes in state and national labeling regulations and requirements. The Company's first quarter 2016 net earnings were favorably impacted by a lower effective income tax rate and a decrease in foreign exchange losses in first quarter 2016 compared to first quarter 2015.
Earnings per share benefited from common stock purchases in the open market resulting in fewer shares outstanding."



























                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                   MARCH 31, 2016 & MARCH 31, 2015

                                             FIRST QUARTER ENDED
                                            2016              2015

Net Product Sales                      $ 103,362,000     $ 105,477,000

Net Earnings                           $  9,896,000      $  9,154,000

Net Earnings Per Share   *                 $ .16             $ .14

Average Shares Outstanding *              62,499,000        63,645,000




  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 8, 2016 and April 10, 2015.